[GRAPHIC OMITTED][GRAPHIC OMITTED]                                  NEWS RELEASE
--------------------------------------------------------------------------------
5000 Hopyard Rd., Suite 480, Pleasanton, CA 94588 www.calypte.com

Company Contact:                               Investor Relations Contact:
Richard Brounstein, CFO                        Tim Clemensen,
(925) 730-7200                                 Rubenstein Investor Relations
email:rbrounstein@calypte.com                  Phone: 212-843-9337
                                               Email:tclemensen@rubensteinir.com

            Calypte Biomedical Issues Update on Informal SEC Inquiry


Pleasanton, CA - July 19, 2004 - Calypte Biomedical Corporation (OTCBB: CYPT) announced today that the SEC Division of Enforcement notified the Company that the informal inquiry that its staff was conducting has been terminated and that no enforcement action has been recommended by the Commission at this time.

About Calypte Biomedical:

Calypte Biomedical Corporation, headquartered in Pleasanton, California, is a public healthcare company dedicated to the development and commercialization of in vitro diagnostic tests, primarily for the detection of antibodies to Human Immunodeficiency Virus (HIV), and other sexually transmitted and infectious diseases. Calypte's currently marketed laboratory-based tests include an enzyme immunoassay (EIA) HIV-1 antibody screening test and an HIV-1 antibody western blot supplemental test, the only two FDA-approved HIV-1 antibody tests for use on urine samples, as well as an FDA-approved serum HIV-1 antibody western blot supplemental test. Calypte is actively engaged in developing new test products for the rapid detection of HIV and other infectious diseases. Calypte believes that there is a significant need for rapid detection of such diseases globally to control their proliferation, particularly in lesser-developed countries, which lack the medical infrastructure to support laboratory-based testing. Calypte believes that testing for HIV and other infectious diseases may make important contributions to public health.

                                      # # #